Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Triumph Financial, Inc. of our report dated February 15, 2023 relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Triumph Financial, Inc. for the year ended December 31, 2022.

/s/ Crowe LLP

Dallas, Texas

December 15, 2023